Exhibit 99.1

Xencor Reports Second Quarter 2016 Financial Results

-               Expanded bispecific oncology pipeline through strategic collaboration with Novartis and naming of two new drug candidates —

— Xencor management to host conference call today at 4:30 p.m. ET —

Monrovia, CA — August 2, 2016 — Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer, today reported financial results for the second quarter ended June 30, 2016 and provided a review of pipeline and corporate highlights.

“In the second quarter, we strengthened our internal development pipeline with the addition of two new bispecific oncology candidates, XmAb®18087 for the treatment of neuroendocrine tumors and XmAb®20717, for the treatment of multiple cancers. We also entered into a strategic collaboration with Novartis, in which we jointly develop XmAb®14045 and XmAb®13676 for the treatment of acute myeloid leukemia and B-cell malignancies, respectively, while retaining U.S. commercialization rights to both compounds,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “Taken together, we now expect to have 13 wholly-owned or partnered XmAb® antibodies in the clinic by 2018, including four XmAb bispecific antibodies. With $168.8 million in cash, cash equivalents and marketable securities at the end of the second quarter, coupled with the $150 million upfront payment received from Novartis in the third quarter, we remain well-financed to advance the development of our clinical programs and platform.”

Pipeline Highlights:

XmAb®5871: XmAb5871 is a first-in-class monoclonal antibody that targets CD19 with its variable domain and that uses Xencor’s XmAb immune inhibitor Fc domain to target FcγRIIb, a receptor that inhibits B-cell function. XmAb5871 is currently in Phase 2 clinical studies for the treatment of IgG4-Related Disease (IgG4-RD) and system lupus erythematosus (SLE).

•                  Phase 1 trial with subcutaneous formulation started in Q3 2016; initial data expected in 2017

•                  Initial data from IgG4-RD Phase 2 trial expected in 1H17

•                  Initial data from SLE Phase 2 trial expected in 2018

XmAb®7195: XmAb7195 is a first-in-class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb Immune Inhibitor Fc domain to target FcγRIIb, resulting in three distinct mechanisms of action for reducing IgE levels.

•                  Initiation of Phase 1 trial with subcutaneous formulation expected in 2016; initial data expected in 1H17

In May 2016, Xencor announced complete data results from its Phase 1a trial of XmAb7195, which showed a swift and extensive depletion of serum IgE at all doses tested, including in high IgE subjects. XmAb7195 was generally well tolerated, with transient, asymptomatic thrombocytopenia reported at doses > 2.0 mg/kg. Moderate urticaria was reported in some treated patients with an apparent correlation of dose frequency with occurrence. Results of this study support further development in a multiple ascending dose study with subcutaneous administration, which will evaluate safety, tolerability and immunogenicity, and will measure IgE levels. These data were presented at the American Thoracic Society 2016 International Conference (A6476: Poster Board Number 407).

Bispecific Oncology Pipeline: Xencor’s initial bispecific programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain. These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells. Their XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

•                  Initiation of clinical trial for XmAb14045 in acute myeloid leukemia (AML) expected in 2016; initial data expected in 2017

•                  Initiation of clinical trial for XmAb13676 in B-cell malignancies expected in 2016; initial data expected in 2018

•                  Initiation of pre-clinical development of XmAb18087, a SSTR2 x CD3 bispecific antibody for the treatment of neuroendocrine tumors, announced in June 2016; Phase 1 clinical trial is expected to begin in 2017

•

Xencor has initiated development of its first bispecific antibody that simultaneously engages two T-cell checkpoint targets to activate T cells against multiple tumor types.  These dual checkpoint bispecific antibodies have the potential to improve on combination checkpoint therapies by improving selectivity and eliminating the need for multiple checkpoint antibodies.

•                  Initiation of pre-clinical development of XmAb20717, a PD-1 x CTLA-4 bispecific antibody for potential use in multiple oncology indications, announced in June 2016; Phase 1 clinical trial is expected to begin in 2017

In June 2016, Xencor entered into a collaboration with Novartis to develop and commercialize lead bispecific oncology candidates XmAb14045 and XmAb13676. Under the terms of the agreement, Xencor and Novartis will share worldwide development costs for the two compounds, with Xencor maintaining U.S. commercial rights and Novartis having commercial rights in the rest of the world. Novartis will also receive worldwide rights to Xencor’s bispecific technology to develop and commercialize four additional targets selected by Novartis, one of which Xencor may elect to co-detail in the U.S. The bispecific collaboration will include molecular engineering by Xencor. Additionally, Novartis will receive a worldwide non-exclusive license to use Xencor’s other XmAb Fc technologies in up to ten molecules. Xencor received a $150 million upfront payment and is eligible to receive up to $2.41 billion in future clinical, regulatory and sales milestone payments and royalties on sales.

Partnered XmAb Programs: Nine pharmaceutical companies and the National Institutes of Health (NIH) are advancing novel drug candidates either discovered at Xencor or that rely on Xencor’s proprietary XmAb® technology. Seven such programs are currently undergoing clinical testing.

As part of the June 2016 collaboration with Novartis, Xencor announced that its XmAb bispecific Fc domains will also be applied to four Novartis programs, one of which Xencor may elect to share in costs and U.S. profits in lieu of royalties and to co-detail in the U.S. Novartis will also receive a non-exclusive license to use Xencor’s other XmAb Fc technologies in up to ten molecules.

Second Quarter Ended June 30, 2016 Financial Results

Cash, cash equivalents and marketable securities totaled $168.8 million as of June 30, 2016, compared to $193.3 million on December 31, 2015. The decrease reflects the net spending for the six months ended June 30, 2016.  In July 2016, we received a $150 million upfront payment in connection with our Novartis collaboration.

Revenues for the second quarter ended June 30, 2016 were $66.0 million compared to $1.0 million for the same period of 2015. Revenues for the six months ended June 30, 2016 were $73.3 million, compared to $2.5 million for the same period in 2015. Revenues in the three and six month period ended June 30, 2016 included revenue from our Novartis and Amgen collaborations, compared to revenues for the same period in 2015, which were earned primarily from our Novo Nordisk and Alexion collaborations.

Research and development expenditures for the second quarter ended June 30, 2016 were $14.4 million, compared to $7.5 million for the same period in 2015. Total research and development expenses for the six month period ended June 30, 2015 were $24.4 million, compared to $12.7 million for the same period in 2015. The increased spending for research and development for the three and six months ended June 30, 2016 is primarily due to increased spending in our clinical programs including our XmAb5871 program and our initial bispecific clinical programs XmAb14045 and XmAb13676.

General and administrative expenses in the second quarter ended June 30, 2016 were $3.0 million compared to $2.5 million for the same period in 2015. Total general and administrative expenses for the first six months of 2016 were $7.0 million, compared to $5.3 million in the first six months of 2015. Increased spending on general and administration area reflects additional stock-based compensation expenses.

Non-cash, share based compensation expense for the first six months of 2016 was $4.0 million compared to $2.3 million for the first six months of 2015.

Net income for the second quarter ended June 30, 2016 was $47.2 million, or $1.13 on a fully diluted per share basis, compared to a net loss of $8.9 million, or $(0.22) on a fully diluted per share basis, for the same period in 2015. For the six months ended June 30, 2016, net income was $40.8 million or $0.98 on a fully diluted per share basis, compared to net loss of $15.3 million, or $(0.41) on a fully diluted per share basis, for the same period in 2015. The income for the three and six months ended June 30, 2016 over the loss reported for the same periods in 2015 is primarily due to the income recognized under our Novartis and Amgen collaborations.

The total shares outstanding was 40, 944,080 as of June 30, 2016, compared to 40,460,091 shares outstanding as of June 30, 2015.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations through at least the end of 2019.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these second quarter 2016 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393for international callers, and referencing conference ID number: 54092246. A live webcast of the conference call will be available online from the investor relations section of the company website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.
Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer.  Currently, nine candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internal programs include: XmAb5871 in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb7195 in Phase 1 development for the treatment of asthma and allergic diseases; XmAb14045 expected to begin clinical development for acute myeloid leukemia in 2016; and XmAb13676 expected to begin clinical development for B-cell malignancies in 2016.  Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action.  Xencor partners include Novartis, Amgen, MorphoSys, Merck, CSL/Janssen, Alexion, Novo Nordisk and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from Xencor’s CEO and any expectations relating to its business, research and development programs, including ongoing clinical trials, including XmAb5871, and the XmAb bispecific antibody technology, including XmAb14045, XmAb13676, XmAb18087 and XmAb20717, partnering efforts or its capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: John Kuch, Vice President Finance, Xencor Tel: 626-737-8013 jkuch@xencor.com	Corporate Communications Contact: Jason I. Spark Canale Communications for Xencor Tel: 619-849-6005 jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	June 30	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$7,877	$12,590
Short-term marketable securities	83,228	83,840
Accounts receivable	150,354	44
Prepaid expenses and other current assets	2,192	1,201
Total current assets	243,651	97,675

Property and equipment, net	2,508	2,310
Long-term marketable securities	77,666	96,891
Intangible assets, net	10,353	9,971
Other assets	103	63

Total assets	$334,281	$206,910

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$11,109	$10,142
Current portion of deferred revenue	103,063	33,287
Deferred tax liability	1,781	—
Total current liabilities	115,953	43,429

Deferred rent, less current portion	424	507
Deferred revenue, less current portion	9,307	542
Total liabilities	125,684	44,478

Stockholders’ equity	208,597	162,432

Total liabilities and stockholders’ equity	$334,281	$206,910

The 2015 balance sheet was derived from the 2015 annual financial statements included in the form 10-K that was filed on March 8, 2016.

Xencor Inc.

Condensed Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$66,007	$1,014	$73,259	$2,505

Operating expenses:
Research and development	14,408	7,476	24,443	12,681
General and administrative	3,043	2,524	6,993	5,288
Total operating expenses	17,451	10,000	31,436	17,969

Income (loss) from operations	48,556	(8,986)	41,823	(15,464)

Other income, net	358	118	693	152

Income (loss) before income tax	48,914	(8,868)	42,516	(15,312)
Income tax provision	1,749	—	1,749	—
Net income (loss)	47,165	(8,868)	40,767	(15,312)

Other comprehensive income (loss), net of tax
Net unrealized gain (loss) on marketable securities	113	(55)	732	(90)
Comprehensive income (loss)	$47,278	$(8,923)	$41,499	$(15,402)

Basic net income (loss) per common share	$1.16	$(0.22)	$1.00	$(0.41)
Diluted net income (loss) per common share	$1.13	$(0.22)	$0.98	$(0.41)
Basic weighted average common shares outstanding	40,800,586	40,389,648	40,703,688	37,518,271
Diluted weighted average common shares outstanding	41,738,460	40,389,648	41,701,262	37,518,271